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                                                                    Exhibit 10.1

                                    AGREEMENT

     Agreement made this ____ day of ____________, ____, by and between ConAgra Foods, Inc., a Delaware corporation, hereinafter referred to as "ConAgra", and ____________________, hereinafter referred to as "Employee".

     WHEREAS, the Board of Directors of ConAgra ("Board") has determined that the interests of ConAgra stockholders will be best served by assuring that all key corporate executives of ConAgra will adhere to the policy of the Board with respect to any event by which another entity would acquire effective control of ConAgra, including but not limited to a tender offer, and

     WHEREAS, the Board has also determined that it is in the best interests of ConAgra stockholders to promote stability among key executives and employees.

     NOW, THEREFORE, it is agreed as follows:

     1. DUTIES OF EMPLOYEE. Employee shall support the position of the Board and the chief executive officer, and shall take any action requested by the Board or the chief executive officer with respect to any "Change of Control" (as defined at Section 7 below) of ConAgra. If the Employee violates the provisions of this Section, he shall forfeit any payments due to him under the terms of this Agreement.

     2. EMPLOYMENT CONTRACT. If a Change of Control of ConAgra occurs, and if at the initiation of the Change of Control attempt Employee is then employed by ConAgra, ConAgra hereby agrees to continue the employment of Employee for a period of three years from the date the Change of Control effectively occurs. During said three year period, Employee shall receive annual base and incentive compensation in an amount not less than that specified in Section 3(a) below.

     If Employee is Involuntarily Terminated (as defined at Section 7 below), at any time during the three year period, ConAgra shall pay to Employee an amount equal to that which Employee would have received pursuant to Section 3(a) below for the remainder of the three year period, and shall also make the payments specified in Sections 3(b) and 3(c) and, if applicable, any additional payments specified in Section 5 below. In addition, in the event of Involuntary Termination at any time, Employee shall receive payment of the base and incentive compensation described in Section 3(a) for one year. Any such termination payment of base and incentive compensation shall be made to Employee in a lump sum within thirty (30) days after termination.

     If Employee voluntarily terminates his employment at any time during the three year period, the Acquiror (as defined below), ConAgra, and their subsidiaries will not be obligated to pay the Employee any amount that might be due for the remainder of the three year period, or for any termination pay; however, they shall make any additional payments specified in Sections 3(b), 3(c) and 5 (if applicable) below.

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                                                        Exhibit 10.1 (continued)

     3.   DESCRIPTION OF PAYMENTS. The payments to be made to Employee are:

                (a) ANNUAL BASE AND INCENTIVE COMPENSATION. Employee shall receive for the three year period described in Section 2 above an annual amount equal to his current annual rate of compensation, which current annual compensation shall be computed as follows: twenty-six times the Employee's highest bi-weekly salary payment received during the one year period ending immediately prior to the Change of Control of ConAgra. In addition, Employee shall receive (i) an amount for short term incentive equal to the larger of (I) the short term incentive target, if any, most recently approved by the Human Resources Committee of the Board ("Committee"), and (II) the highest of the three actual short term incentive awards (including deferred amounts) made to Employee for the three fiscal years immediately preceding such Change of Control, plus (ii) an amount for the Long Term Senior Management Incentive Plan Award equal to the highest per unit award made during the three fiscal years immediately preceding such Change of Control multiplied by the number of units of participation approved by the Committee for the current fiscal year.

                (b) RETIREMENT BENEFITS. Employee shall receive an amount equal to that which he would have received as retirement benefits under the provisions of the ConAgra Pension Plan for Salaried Employees ("Qualified Pension Plan") and the ConAgra Retirement Income Savings Plan ("CRISP") in effect immediately prior to the Change of Control of ConAgra, had Employee continued his employment until age 65 at the current annual rate of base and short term incentive compensation as determined above and assuming no limitations under Sections 401(a)(17) and 415 of the Internal Revenue Code of 1986, as amended ("Code").

                      (i) The supplemental pension benefit hereunder shall be equal to the result of subtracting (x) the benefit the Employee will receive under the Qualified Pension Plan from (y) the pension benefit the Employee would obtain under the Qualified Pension Plan if the Employee remained in the employ of ConAgra until the Employee attained age 65. The supplemental pension benefit is to be computed assuming the Employee is to receive an unreduced normal retirement pension benefit payable beginning at the later of the date the Employee attains age 60 or the date of the Employee's termination of employment. If the Employee begins to receive his supplemental pension benefit at a time other than as described in the preceding sentence, an actuarial adjustment shall be made to reflect such event. The supplemental pension benefit shall be reduced by the amount of benefit received from the ConAgra Nonqualified Pension Plan (or any successor plan) which relates to periods following the Employee's termination of employment.

                      (ii) The supplemental CRISP benefit shall be equal to the amount computed, as follows:

                            A. The additional years of service that the Employee would receive if his or her employment was not terminated prior to attaining age 65 is multiplied by the Employee's current annual base and short term incentive compensation (as described in
                                   Section 3(a)).

                            B. The result in A, immediately above, is multiplied by 3%.

                            C. The result in B, immediately above, is present valued to the date of the Employee's termination of employment. The discount factor for such present value shall be the discount factor used by the Qualified Pension Plan at the time of such termination of employment. The present value shall be computed based on the assumption that the result in B,

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                                                        Exhibit 10.1 (continued)

                                   immediately above, is paid ratably (and
                                   monthly) over the additional years of service of the Employee.

                            D. The present value amount determined pursuant to C, immediately above, shall be funded pursuant to Subsection (iv) of this Section 3(b).

                      (iii) For purposes of computing the amounts described in
                            Sections 3(b)(i)(y) and 3(b)(ii)A, the following shall apply:

                            A. The total amount of current annual base pay and short term incentive pay (as described in Section 3(a)) shall be used without any reduction for the limitation imposed upon compensation by Code Section 401(a)(17) (or any successor section thereto).

                            B. The limitations imposed by Code Section 415 shall not apply.

                            C. If, at the time of termination, the Employee is not eligible to participate in the Qualified Pension Plan, the amount computed under Section 3(b)(1) shall be based solely on the years after termination of employment.

                            D. If, at the time of termination, the Employee is not eligible to participate in the Qualified Plan, but does participate in a defined benefit plan of ConAgra, its successor, or one of their affiliates ("Other Defined Benefit Plan"), the Employee shall receive an additional supplemental benefit equal to the result of subtracting (x) the benefit the Employee will receive from the Other Defined Benefit Plan from (y) the benefit the Employee would receive from the Other Defined Benefit Plan assuming the Employee is to receive an unreduced normal retirement pension benefit payable beginning at the later of the date the Employee attains age 60 or the date of the Employee's termination and assuming the Employee's pay, for purposes of calculating the Employee's Other Defined Benefit Plan benefit, is, and always has been, equal to the Employee's current annual base pay and short term incentive (as described in Section 3(a)).

                      (iv)  The actuarial assumptions and methods used by this
                            Section 3(b) shall be the same as those used by the Qualified Pension Plan. The timing of payment and the form of the supplemental pension benefit under this Section 3(b) shall be the same as elected by the Employee under the Qualified Pension Plan and the timing of payment and the form of the supplemental CRISP benefit shall be the same as elected by the Employee under CRISP. If the Employee does not participate in the Qualified Pension Plan and/or CRISP, the Employee shall elect (from the respective options under the Qualified Pension Plan and CRISP) the timing and form of the supplemental pension and CRISP benefits;

                      (v) The supplemental pension and CRISP benefits payable under this Section 3(b) shall be unfunded until a Voluntary Termination or Involuntary Termination following a Change of Control. Within 60 days following such a termination, the supplemental pension and CRISP benefits shall be funded, in one lump sum payment, through a trust in the form attached to the ConAgra Supplemental Pension and CRISP Plan for Change of Control and which trust is incorporated by reference. The transferred amount for the supplemental CRISP benefit shall be held in a separate account and separately invested by the trustee. The amount accumulated in such account shall be the sole source of payment of the

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                                                        Exhibit 10.1 (continued)

                            supplemental CRISP benefit, and shall be the amount of the supplemental CRISP benefit hereunder. The Acquiror, ConAgra and their subsidiaries shall make up any supplemental pension benefit payments the Employee does not receive under the trust, e.g., if the funds in the trust are insufficient to make the payments due to insufficient earnings in the trust. The trustee of such trust shall be a national or state chartered bank. If funding of the trust is not made within the sixty day period described in this Subsection (iv) of this Section 3(b), the Employee's supplemental pension and CRISP benefits shall then be equal to the product of 150% multiplied by the amount of supplemental pension and CRISP benefits described in this Section 3(b) above; provided, however, this increase in benefits is not intended to remove or detract from the obligation to fund the trust. The supplemental pension and CRISP benefits shall not be paid from the assets of the Qualified Pension Plan or CRISP.

                (c) ADDITIONAL PAYMENT. If a Change of Control of ConAgra occurs, Employee shall receive an amount equal to the excess, if any, of the highest per share price offered (valued in U.S. currency) by the successful Acquiror for ConAgra common stock (which stock will then be treated for purposes of this Agreement as converted into equivalent shares of such Acquiror's or the surviving company's capital stock as of the date of the Change of Control of ConAgra) over the closing per share price of such Acquiror's or the surviving company's ("Acquiror") stock quoted on an established securities market (or if applicable, the closing bid price for the Acquiror's stock that is quoted on a secondary market or substantial equivalent thereof) on the date of termination (or if the date of termination is not a business day, on the next preceding business day), multiplied by the highest number of shares of the Acquiror's capital stock owned by the Employee at any time during the period beginning on the date of the Change of Control of ConAgra and ending on the date of termination. For purposes of this Section 3(c), the additional amount due hereunder shall be computed as if Employee owned all of the Acquiror's stock with respect to which Employee has an option to purchase in connection with his employment with the Acquiror, ConAgra or any of their subsidiaries. Said amount shall be paid to Employee within ten days after termination. In addition, if Employee sells any of the Acquiror's stock within one year following said termination, Employee shall receive the amount by which the closing price of such stock per share on the date of termination (determined as aforesaid) exceeds the per share actual net sales price of the Acquiror's stock on the date of sale realized by Employee, multiplied by the number of shares sold by Employee. Said amount shall be paid in immediately available funds to Employee within ten days after the sale. In addition, to the extent any of ConAgra's common stock remains outstanding after a Change of Control, then Employee shall receive additional amounts computed and payable in a manner similar to that provided in this Section 3(c) for Acquiror's stock owned, or subject to an option held, by Employee. These provisions shall be appropriately modified or adjusted to take into account the fact that the computations pursuant to the preceding sentence are with respect to ConAgra common stock and related options rather than the Acquiror's capital stock and options related thereto. The computations and payments under this Section 3(c) shall include appropriate adjustments for any stock splits, stock dividends, recapitalizations or similar share restructurings that may occur from time to time.

                4. MERGER. ConAgra shall not merge, reorganize, consolidate or sell all or substantially all of its assets, to or with any other corporation until such corporation and its subsidiaries, if any, expressly assume the duties of ConAgra set forth herein.

                5.    CERTAIN ADDITIONAL PAYMENTS BY CONAGRA.

                      (a) Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment or distribution by ConAgra to or for the benefit of the Employee, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (a "Payment"), would be subject to the excise tax imposed by

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                                                        Exhibit 10.1 (continued)

                      Section 4999 of the Code or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then the Employee shall be entitled to receive an additional payment (a "Gross-Up Payment") in any amount such that after payment by the Employee of all taxes (including any interest or penalties imposed with respect to such taxes), including any Excise Tax, imposed upon the Gross-Up Payment, the Employee retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

                      (b) Subject to the provisions of Subsection (c) below, all determinations required to be made under this Section, including whether a Gross-Up Payment is required and the amount of such Gross-Up Payment, shall be made by the certified public accounting firm then representing ConAgra (the "Accounting Firm") which shall provide detailed supporting calculations both to ConAgra and the Employee within 15 business days of the date of termination, if applicable, or such earlier time as is requested by ConAgra or Employee. If the Accounting Firm determines that no Excise Tax is payable by the Employee, it shall furnish the Employee with an opinion that he has substantial authority not to report any Excise Tax on his federal income tax return. Any determination by the Accounting Firm shall be binding upon ConAgra and the Employee. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by ConAgra should have been made ("Underpayment"), consistent with the calculations required to be made hereunder. In the event that ConAgra exhausts its remedies pursuant to Subsection (c) below and the Employee thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by ConAgra to or for the benefit of the Employee.

                      (c) The Employee shall notify ConAgra in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by ConAgra of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten (10) business days after the Employee knows of such claim and shall apprise ConAgra of the nature of such claim and the date on which such claim is requested to be paid. The Employee shall not pay such claim prior to the expiration of the thirty-day (30 day) period following the date on which it gives such notice to ConAgra (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If ConAgra notifies the Employee in writing prior to the expiration of such period that it desires to contest such claim, the Employee shall:

                            (i) give ConAgra any information reasonably requested by ConAgra relating to such claim,

                            (ii)   take such action in connection with
                                   contesting such claim as ConAgra shall
                                   reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by ConAgra,

                            (iii) cooperate with ConAgra in good faith in order to effectively contest such claim,

                            (iv)   permit ConAgra to participate in any
                                   proceedings relating to such claim; provided, however, that ConAgra shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Employee

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                                                        Exhibit 10.1 (continued)

                                   harmless, on an after-tax basis, for any Excise Tax or income tax, including interest and penalties with respect thereto, imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Subsection (c), ConAgra shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Employee to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Employee agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as ConAgra shall determine; provided, however, that if ConAgra directs the Employee to pay such claim and sue for a refund, ConAgra shall advance the amount of such payment to the Employee, on an interest-free basis and shall indemnify and hold the Employee harmless, on an after-tax basis, from any Excise Tax or income tax, including interest or penalties with respect thereto, imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Employee with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, ConAgra's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Employee shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

                (d) If, after the receipt by the Employee of an amount advanced by ConAgra pursuant to Subsection (c) above, the Employee becomes entitled to receive any refund with respect to such claim, the Employee shall (subject to ConAgra's complying with the requirements of Subsection (c)) promptly pay to ConAgra the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by the Employee of an amount advanced by ConAgra pursuant to Subsection (c), a determination is made that the Employee shall not be entitled to any refund with respect to such claim and ConAgra does not notify the Employee in writing of its intent to contest such denial of refund prior to the expiration of thirty days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

          6. TERM AND BINDING EFFECT. This Agreement shall bind ConAgra and Employee as long as Employee remains in the employ of ConAgra; provided, however, ConAgra may terminate this Agreement at any time by giving notice to Employee; and provided further, however, that ConAgra may not terminate this Agreement at any time subsequent to the announcement of an event that could result in a Change of Control of ConAgra. This Agreement shall be binding upon the parties hereto, their heirs, executors, administrators and successors.

          7. CERTAIN DEFINITIONS. The following definitions shall apply for the purposes of this Agreement:

                (a) CHANGE OF CONTROL OF CONAGRA. The term "Change of Control" shall mean:

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                                                        Exhibit 10.1 (continued)

                      (i) The acquisition (other than from ConAgra) by any person, entity or "group", within the meaning of
                            Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934 (the "Exchange Act"), (excluding, for this purpose, ConAgra or its subsidiaries, or any employee benefit plan of ConAgra or its subsidiaries, which acquires beneficial ownership of voting securities of ConAgra) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 30% or more of either the then outstanding shares of common stock or the combined voting power of ConAgra's then outstanding voting securities entitled to vote generally in the election of directors; or

                      (ii) Individuals who, as of the date hereof, constitute the Board (as of the date hereof the "Incumbent Board") cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to the date hereof whose election, or nomination for election by ConAgra's shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be, for purposes of this Agreement, considered as though such person were a member of the Incumbent Board; or

                      (iii) Consummation of a reorganization, merger,
                            consolidation, in each case, with respect to which persons who were the shareholders of ConAgra immediately prior to such reorganization, merger or consolidation do not, immediately thereafter, own more than 50% of the combined voting power entitled to vote generally in the election of directors of the reorganized, merged or consolidated company's then outstanding voting securities, or a liquidation or dissolution of ConAgra or of the sale of all or substantially all of its assets.

                (b) INVOLUNTARY TERMINATION. The term "Involuntary Termination" or any variation thereof shall mean either (i) the actual involuntary termination of Employee's employment with the Acquiror, ConAgra and their subsidiaries after a Change of Control (with or without cause) or (ii) the constructive involuntary termination of the Employee's employment with the Acquiror, ConAgra and their subsidiaries after a Change of Control. The term "constructive involuntary termination" shall include (w) a reduction in the Employee's compensation (including applicable fringe benefits); (x) a substantial change in the location of the Employee's job without the Employee's written consent; (y) the Employee's demotion or diminution in the Employee's position, authority, duties or responsibilities without the Employee's written consent; or (z) the sale or disposition of the stock of Employee's immediate employer, which was a subsidiary of the Acquiror, ConAgra, or their other subsidiaries immediately prior to such sale or disposition, provided Employee is not employed after such sale or disposition by the Acquiror, ConAgra, or any of their subsidiaries that are retained after such sale or disposition. "Substantial change in location" means any location change in excess of 35 miles from the location of the Employee's job with ConAgra or its subsidiaries at the time of the Change of Control of ConAgra.

          8. COSTS. All costs of litigation necessary for the Employee to defend the validity of this contract are to be paid by ConAgra or its successors or assigns.

          9. PRIOR AGREEMENTS. This Agreement supersedes, restates and replaces any and all prior agreements to which both ConAgra and the Employee are parties with respect to the Change of Control of ConAgra.

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                                                        Exhibit 10.1 (continued)

     IN WITNESS WHEREOF, the parties have executed this Agreement.


EMPLOYEE:                                         CONAGRA FOODS, INC.

------------------------------                    ------------------------------
                                                  Chairman and
                                                  Chief Executive Officer

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